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                                                                   EXHIBIT 99.1


MARTIN INDUSTRIES TRANSFERS OWNERSHIP OF CANADIAN SUBSIDIARY

Florence, AL (February 21, 2002) - Martin Industries, Inc. (OTCBB: MTIN), a manufacturer of premium gas fireplaces and home heating appliances, today announced that it has transferred the shares of its wholly-owned subsidiary, 1166081 Ontario Inc., to Roger Vuillod, the manager and sole director of Martin's Canadian subsidiary, Hunter Technology Inc. All shares of Hunter are held by 1166081 Ontario Inc. Under the terms of the transfer, Mr. Vuillod has assumed all obligations and liabilities associated with the ownership of the shares of the Canadian subsidiaries.

In connection with this transfer, Martin has assigned $4.3 million in intercompany debt, which Hunter owed to Martin, to Mr. Vuillod. According to the terms of the assignment, as Mr. Vuillod collects payment on the debt, he will pay a percentage of the collection to Martin. Also, Martin has assigned to Hunter the assets used in the manufacture and distribution of NuWay trailers, which have been manufactured by Hunter since the fourth quarter of 2000.


Martin is in the process of evaluating the impact of the transfer and assignments; however, the effect of the transfer and assignments will be reflected in Martin's financial statements as of December 31, 2001. Hunter represented less than 15% of the sales of Martin as of September 29, 2001.

Separately, Hunter Technology Inc. has self-appointed a Receiver to provide protection from its creditors as it evaluates its options for restructuring, to include a sale or merger, or liquidation. Martin is not subject to the receivership, nor is Martin subject to any guarantee for any liabilities of Hunter.

Martin Industries designs, manufactures and sells high-end, pre-engineered gas and wood-burning fireplaces, decorative gas logs, fireplace inserts and gas heaters and appliances for commercial and residential new construction and renovation markets.

Additional information on Martin Industries and its products can be found at its website: http://www.martinindustries.com

With the exception of historical information, the matters and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the Company's transfer of liability associated with its Canadian subsidiaries to Mr. Vuillod, the possible collection by the Company of a percentage of the intercompany indebtedness owed by Hunter to the Company which is being transferred to Mr. Vuillod, and the effect of the transfer on the Company's financial statements and operations. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," "projects," "expects," "intends," and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that Mr. Vuillod will collect any of the intercompany debt or that the current assessment of effect of the significance of the transfer on the Company's financial statements and operations is correct. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Commission on April 2, 2001. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.